EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Tim Hanson (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Announces First Quarter 2004 Results

CHARLOTTE, Michigan, April 28, 2004 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced results for the first quarter 2004, highlighted by double-digit sales growth in RV chassis and the completion of several operating improvements.

The Charlotte, Mich.-based manufacturer of custom chassis and emergency-rescue vehicles reported net earnings of $1.3 million, or $0.11 per diluted share, on net sales of $62.1 million for the first quarter of 2004, versus net earnings of $2.6 million, or $0.21 per diluted share, on net sales of $60.4 million for the same quarter last year. The decline in earnings reflects a net loss at Spartan's EVTeam companies, Crimson Fire, Crimson Fire Aerials and Road Rescue. Start-up costs related to Crimson Fire Aerial's new facility and product launch, coupled with Road Rescue's continuing production ramp-up following its move from St. Paul, Minn. to Marion, S.C., hurt profitability as expected.

"Spartan's trend lines are moving in the right direction with improving sales, production and backlog at Spartan Chassis, Crimson Fire and Road Rescue," said John Sztykiel, chief executive officer of Spartan Motors. "While we are far from satisfied with our earnings performance, we are progressing in the right direction relative to the completion of our operating investments.

"In the first quarter, Crimson Fire fell short on completing several units, and while Road Rescue unit sales were up 48 percent over the fourth quarter, it still hasn't reached our desired run rate and a significant amount of overtime was expensed to achieve that number. Thus, gross margins did not improve as much as expected. Order intake at Road Rescue continues to be strong, which reflects the strength of Road Rescue's brand name, and the quality of the vehicles being produced today."

First Quarter Operating Highlights
•	Crimson Fire's backlog grew 54.1 percent versus the end of the first quarter of 2003, and announced its plant expansion in Brandon, S.D.
•	Crimson Fire Aerials opened a new aerial manufacturing facility in Lancaster, Penn.
•	Road Rescue improved its production rate by 48.1 percent versus the fourth quarter and reported backlog is up 117.1 percent versus the end of the first quarter of 2003.
•	RV chassis sales were up 16.4 percent in the quarter versus the prior year
•	Fire truck chassis order backlog grew 25.7 percent over the backlog at the end of the first quarter of 2003

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SPARTAN MOTORS / Page 2 of 4

"New product initiatives in 2003 are starting to create momentum. Crimson Fire's tubular stainless steel body design now accounts for 80 percent of their orders. Gladiator Evolution chassis models now account for 58 percent of Spartan Chassis order intake. Throughout 2004 and 2005, you will see a growing number of product innovations brought to the marketplace by Crimson Fire, Crimson Fire Aerials, Road Rescue and Spartan Chassis. With moves and consolidations behind us, the focus is on operational excellence to become the most desired brands and the lowest total-cost producer in our niches, said Sztykiel."

During the first quarter, consolidated net sales increased 2.8 percent compared with the first quarter of 2003. Spartan said increased sales of RV chassis and ambulances were offset by modest declines in fire truck and fire truck chassis sales, primarily due to the production timing of several orders.

Consolidated gross margin decreased to 14.9 percent in the first quarter of 2004, compared to 15.9 percent for the same period in 2003. Absent Crimson Fire Aerials, operating expense levels during the first quarter of 2004 remained flat compared to the same period last year.

"The economy and consumer confidence are improving and our strong order rates - at both Spartan Chassis and our EVTeam - reflect this trend. We expect that our first quarter earnings will be our lightest this year, and we remain comfortable with our previous earnings guidance in the low to mid 70 cent range for 2004," said Sztykiel. "We have the sales orders and economic and market conditions in our favor, which puts us in position to accelerate profits, particularly in the second half of 2004."

Spartan Chassis
Sales of Spartan's motorhome chassis increased for the fourth consecutive quarter, growing 3.2 percent from the fourth quarter of 2003, and 16.4 percent compared to the first quarter of 2003. Industry-wide retail sales of Class A RVs increased 24 percent in January and February and projections are for continued growth in 2004 spurred by improving consumer confidence and economic conditions, coupled with the growing number of Baby Boomers entering retirement.

"Going into the second quarter, we are pleased to have a strong backlog for RV chassis," said Sztykiel. "We anticipate higher second quarter RV chassis sales compared to the first quarter. The last time we accomplished this achievement was over a decade ago. We have picked up new motorhome platforms and are growing with our current OEM customers. At the same time, new products should drive second-half momentum."

Spartan fire truck chassis sales were essentially flat in the quarter compared with the first quarter of 2003, which included a higher unit count, but a larger mix of more entry-level chassis. Spartan forecasts a record year in fire truck chassis sales based on its current backlog, bid activity and an increase in orders of higher-end fire truck chassis.

Emergency Vehicle Team (EVTeam)
For the first quarter, Spartan Motors said sales in its EVTeam segment, comprised of Crimson Fire, Crimson Fire Aerials and Road Rescue, declined 8.0 percent versus the first quarter of 2003. Increased sales at Road Rescue were offset by a decrease in sales at Crimson Fire due to the production timing of several orders. Both companies saw their backlogs grow to record levels, including a 54.1 percent increase at Crimson Fire versus the prior year first quarter.

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SPARTAN MOTORS / Page 3 of 4

Crimson Fire Aerials began building its first units in its new Lancaster, Penn. facility during the quarter and Crimson Fire announced the planned expansion of its operations in South Dakota to accommodate current and future growth. The Crimson Fire Aerials product is debuting this week at the Fire Department Instructors Conference (FDIC) and will round out the full line of fire apparatus products offered by its sister company, Crimson Fire.

In April 2004, Crimson Fire announced that construction began for its new $3 million facility in Brandon, S.D. The company said the first phase of the new 32,000-square foot facility will include additional manufacturing space and corporate offices and is expected to be completed during the fourth quarter of 2004, while the second phase, featuring a product showroom and technology demonstration area, will be completed in 2005. The new facility will add capacity for the engineering and production of Crimson Fire's popular Star SeriesTM fire truck and will double Crimson Fire's manufacturing capacity in South Dakota to meet growing demand for its products.

Spartan reported that the production ramp-up at Road Rescue continued, growing from 27 units in the fourth quarter to 40 units in the first quarter, thanks to added management depth.

"Road Rescue made great strides as production levels increased 48 percent during the first quarter and are on pace to increase by another 50 percent during the second quarter," said Sztykiel. "Our focus now is to lower our labor hours per unit and overtime, while continuing to increase production without sacrificing quality. Fortunately, our long lead times have not created a lag in orders thanks to our focus on exclusive innovations and expanding the Road Rescue dealer network."

Spartan Profit and Return (SPAR)/Backlog
On a consolidated basis, Spartan posted a return on invested capital(1) of 8.4 percent in the first quarter of 2004. Consolidated backlog was $102.4 million as of March 31, 2004, up from a backlog of $72.5 million at the same time last year.

Sztykiel concluded: "2004 is off to a solid start, but we are excited to see what we can do once we get Crimson Fire and Road Rescue firing on all cylinders and efficiently working through our ever-growing order backlog. The RV market is breaking out once again and Spartan Chassis is under the right models and finding more opportunities to showcase our quality and technology leadership. Likewise, the Emergency Rescue market is more active than we have seen in 30 years in the business, and we are focused on strategically attacking the market to ensure we achieve sales growth, strong profitability and a return on invested capital above 20 percent."

First Quarter Earnings Web Cast
Spartan Motors will host a conference call at 10 a.m. Eastern Time today to discuss these results and current business trends. To listen to the call, please click on the following link or go to http://www.spartanmotors.com/webcasts.asp. A replay of the call will be available through 5 p.m. Eastern Time, Wednesday, May 5, 2004.

In addition, Spartan Motors will be presenting at the McDonald Investments Emergency Rescue Conference on April 29, 2004 in Indianapolis in conjunction with the FDIC show. The Company's presentation at the conference will be posted to the Investor section of Spartan's website (www.spartanmotors.com) tomorrow.

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SPARTAN MOTORS / Page 4 of 4

(1) The Company defines return on invested capital by calculating operating income, less taxes, on an annualized basis, divided by total shareholders' equity.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 700 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Income Statements Three Months Ended March 31, 2004 and 2003

	March 31, 2004		March 31, 2003
	$-000-%		$-000-%

Sales	62,105		60,418
Cost of Sales	52,846		50,834
Gross Profit	9,259	14.9	9,584	15.9

Operating Expenses:
Research and Development	1,789	2.9	1,749	2.9
Selling, General and Administrative	5,665	9.1	5,270	8.8
Total Operating Expenses	7,454	12.0	7,019	11.7

Operating Income	1,805	2.9	2,565	4.2

Other Income (Expense):
Interest Expense	(103)	(0.2)	(52)	(0.1)
Interest and Other Income	106	0.2	133	0.3
Total Other Income (Expense)	3	0.0	81	0.2

Earnings before Equity Investment and Taxes	1,808	2.9	2,646	4.4

Taxes	482	0.8	556	0.9

Net Earnings from Continuing Ops.	1,326	2.1	2,090	3.5

Discontinued Operations:
Gain on Closure-Carpenter	-	0.0	510	0.8

Net Earnings	1,326	2.1	2,600	4.3

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.11		0.18
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	-		0.04
Basic Net Earnings per Share	0.11		0.22

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.11		0.17
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	-		0.04
Diluted Net Earnings per Share	0.11		0.21

Basic Weighted Average Common Shares Outstanding	12,228		12,086

Diluted Weighted Average Common Shares Outstanding	12,563		12,488

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	March 31, 2004 $-000-	December 31, 2003 $-000-

ASSETS
Current assets:
Cash and cash equivalents	$17,827	$18,481
Accounts receivable, net	24,594	19,604
Inventories	29,195	26,588
Other current assets	5,193	5,726
Total current assets	76,809	70,399

Property, plant and equipment, net	15,616	14,784
Goodwill, net	4,543	4,543
Other assets	1,641	1,656

Total assets	$98,609	$91,382

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,848	$15,067
Accrued warranty	2,341	2,538
Taxes on income	-	-
Accrued vacation, compensation and related taxes	3,077	3,766
Deposits from customers	10,356	6,797
Other current liabilities and accrued expenses	1,901	2,094
Current portion of long-term debt	4	-
Total current liabilities	35,527	30,262

Long-term debt, less current portion	145	-

Shareholders' equity:
Preferred stock	-	-
Common stock	123	122
Additional paid in capital	32,719	32,229
Retained earnings	30,095	28,769
Total shareholders' equity	62,937	61,120

Total liabilities and shareholders' equity	$98,609	$91,382